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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between PEDIATRIX MEDICAL GROUP, INC., a Florida corporation, ("Employer") and JOSEPH M. CALABRO ("Employee") effective as of the 11th day of November, 2004.

                                    RECITALS

         WHEREAS, Employer is presently engaged in "Employer's Business" as defined on Exhibit A hereto; and

         WHEREAS, Employee has experience providing management services in Employer's Business or in fields relating to Employer's Business; and

         WHEREAS, Employer desires to employ Employee as an executive officer of Employer and benefit from Employee's contributions to Employer; and

         WHEREAS, in order to induce Employer to enter into this Agreement on the terms and conditions set forth herein, and disclose its trade secrets and confidential information in connection with Employee's employment by Employer and provide incentive compensation from time to time, Employee hereby agrees to be bound by the terms of this Agreement, including the arbitration, non-competition and related restrictive covenants set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT.

                  1.1. EMPLOYMENT AND TERM. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for an "Initial Term" commencing January 1, 2004 (the "Effective Date") and continuing for a period of one (1) year, unless sooner terminated in accordance with the provisions of Section 4. Thereafter, the employment of Employee hereunder shall automatically renew for successive one (1) year periods until terminated in accordance with the provisions of
Section 4 of this Agreement. In this Agreement, the term "Employment Period" shall refer to the period of time that this Agreement is in effect and ending on the termination date as determined in accordance with the provisions of Section 4 of this Agreement.

                  1.2. DUTIES OF EMPLOYEE. During the Employment Period, Employee shall serve as President and Chief Operating Officer of Employer and perform such duties as are customary to the position Employee holds or as may be reasonably assigned to Employee from time to time by the Chief Executive Officer ("Employee's Supervisor"); PROVIDED, that such duties as assigned shall be customary to Employee's role as an executive officer of Employer. Employee's employment shall be full-time and as such Employee agrees to devote substantially all of Employee's attention and




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professional time to the business and affairs of Employer. During the Employment
Period, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities have been approved by Employer's Chief Executive Officer and do not interfere with the performance of Employee's responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.

                  1.3. PLACE OF PERFORMANCE. Employee shall be based at Employer's offices located in Sunrise, Florida, except for required travel relating to Employer's Business.

         2. BASE SALARY AND PERFORMANCE BONUS.

                  2.1. BASE SALARY. Employee shall be paid an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Base Salary"), payable in installments consistent with Employer's customary payroll schedule and subject to applicable withholding for taxes and Employee directed withholdings. The Compensation Committee of the Board of Directors of Employer (the "Compensation Committee") shall review the amount of Employee's Base Salary on an annual basis no later than ninety (90) days after the beginning of the Employer's fiscal year. Any change to Employee's Base Salary that is approved by the Compensation Committee shall become the Base Salary for purposes of this Agreement.

                  2.2. PERFORMANCE BONUS. Employee shall be eligible for an annual bonus (the "Performance Bonus") in accordance with incentive programs approved from time to time by the Compensation Committee, which programs shall contemplate a target bonus payment of at least One Hundred Percent (100%) of Employee's Base Salary upon the fulfillment of reasonable performance objectives set by the Compensation Committee. If earned, the Performance Bonus shall be paid to Employee no later than ninety (90) days after the end of Employer's fiscal year.

         3. BENEFITS.

                  3.1. EXPENSE REIMBURSEMENT. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee on behalf of or in connection with Employer's Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time. Employee shall account for such expenses and submit reasonable supporting documentation to Employer in accordance with Employer's policies in effect from time to time.

                  3.2. EMPLOYEE BENEFITS. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, stock purchase, retirement savings and other fringe benefit plans and programs as may be established and maintained by Employer from time to



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time to the extent that such plans and programs are applicable to other similarly situated employees of Employer and subject to the provisions of such plans and programs.

                  3.3. LEAVE TIME. During the Employment Period, Employer shall allow Employee paid leave time each year for vacation, illness, injury or other similar purposes in accordance with Employer's policies in effect from time to time, but in no event less than six (6) weeks per calendar year (prorated for periods of less than a calendar year). Any leave time not used during each calendar year may be carried over into the next year to the extent permitted by Employer's policies in effect from time to time.

                  3.4. INCENTIVE COMPENSATION PLAN. Employee shall be eligible to participate in Employer's 2004 Incentive Compensation Plan or any other similar plan adopted by Employer that provides for the issuance of stock options, restricted stock and other awards to its employees. Employee's stock based award each year shall be determined by the Compensation Committee based on Employee's performance and the Company's performance during the immediately preceding year and shall be consistent with the Compensation Committee's determination of Employee's stock based award in prior years. The terms of any award to Employee and Employee's rights and interest in any such award shall be controlled by this Agreement, and the 2004 Incentive Compensation Plan or such other plan then in effect. Employee acknowledges that this Section 3 is sufficient consideration for Employee to enter into this agreement, including the restrictive covenants set forth in Section 8 below.

                  3.5. PERSONAL USE OF CORPORATE AIRCRAFT. Corporate aircraft may be used by Employee for personal matters; PROVIDED, HOWEVER, (i) the aircraft is not being used, nor during the period Employee has requested use for personal matters will it be needed for use, by Employer for business-related matters, as Employer shall have priority over Employee's personal use; and (ii) Employee's personal use of the aircraft does not exceed a total of forty (40) hours of flight in any calendar year without the advance approval of the Compensation Committee. Such personal use of the aircraft by Employee shall be treated as imputed income to Employee in accordance with rules and regulations of the Internal Revenue Code of 1986, as amended.

         4. TERMINATION.

                  4.1. TERMINATION FOR CAUSE. Employer may terminate this Agreement for Cause. As used in this Agreement, the term "Cause" shall mean:

                  (a) Any act or omission of Employee, which is materially contrary to the business interests, reputation or goodwill of Employer;

                  (b) A material breach by Employee of Employee's obligations under this Agreement, which breach is not promptly remedied upon written notice from Employer;

                  (c) Employee's failure or refusal to perform Employee's duties in any material respect as reasonably assigned pursuant to this Agreement, other than a failure or refusal



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         which is remedied by Employee promptly after receipt of written notice thereof by Employer; or

                  (d) Employee's failure or refusal to comply with a reasonable policy, standard or regulation of Employer in any material respect, including but not limited to Employer's sexual harassment, other unlawful harassment, workplace discrimination or substance abuse policies.

The termination date for a termination of this Agreement pursuant to this
Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause, which may not be retroactive. Upon any termination of this Agreement pursuant to this Section 4.1, Employee shall be entitled to compensation in accordance with, and subject to, the provisions of Section 5.1 hereof.

                  4.2. DISABILITY. Employer may terminate this Agreement upon the Disability (as defined below) of Employee. Subject to the requirements of applicable law, Employee shall be deemed to have a "Disability" for purposes of this Agreement in the event of (i) Employee's inability to perform Employee's duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional ninety (90) or more days in any one hundred twenty (120) day period. The termination date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee, which date shall not be retroactive. Upon any termination of this Agreement pursuant to this Section 4.2, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.2 hereof.

                  4.3. DEATH. This Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee's estate. The date of Employee's death shall be the termination date of this Agreement pursuant to this Section 4.3. Upon any termination of this Agreement pursuant to this Section 4.3, Employee shall be entitled to the compensation specified in Section 5.3 hereof.

                  4.4. TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Employee's employment without cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which shall not be less than ninety (90) days from the date of written notice to Employee. Upon any termination of this Agreement pursuant to this Section 4.4, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.4 hereof.

                  4.5. TERMINATION BY EMPLOYEE DUE TO POOR HEALTH. Employee may terminate Employee's employment under this Agreement upon written notice to Employer if Employee's health should become impaired to any extent that makes the continued performance of Employee's duties under this Agreement hazardous to Employee's physical or mental health or Employee's life (regardless of whether such condition would be deemed a Disability under any other Section of this




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Agreement), PROVIDED that Employee shall have furnished Employer with a written statement from a qualified doctor to that effect, and PROVIDED FURTHER that, at Employer's written request and expense, Employee shall submit to a medical examination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld), which doctor shall substantially concur with the conclusions of Employee's doctor. The termination date shall be ninety (90) days from Employer's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.5, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.5 hereof.

                  4.6. TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment under this Agreement for any reason whatsoever upon not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety
(90) day period. The termination date under this Section 4.6 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer's receipt of notice from Employee as contemplated by this Section 4.6. Upon any termination of this Agreement pursuant to this Section 4.6, Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.6 hereof.

                  4.7. TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate Employee's employment hereunder for Good Reason. For purposes of this Section, "Good Reason" shall mean:

                  (a) the assignment to Employee of any duties inconsistent in any material respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by Employee's Supervisor, or any other action by Employer that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice from Employee;

                  (b) any material failure by Employer to comply with its obligations to Employee as agreed upon (including under Sections 2.2 and 3.4 hereof), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of written notice from Employee;

                  (c) the requirement by Employer that Employee be based at any office or location outside of twenty-five (25) miles from the location of Employee's service as of the date hereof, except for travel reasonably required in the performance of the Employee's duties;

                  (d) a decrease in Employee's Base Salary or failure to award incentive compensation as contemplated by Section 3.4;

                  (e) the failure of Employer to set a Performance Bonus target in accordance with Section 2.2 or pay a Performance Bonus otherwise due to Employee;




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                  (f) the termination by Employer of the employment of two (2)
         Key Executives within a one (1) year period or three (3) Key Executives within a two (2) year period. For purposes of this subsection , "Key Executives" shall refer to the individuals serving as Chief Executive Officer, President, Chief Financial Officer and General Counsel as of the date first written above; or

                  (g) a Change in Control of Employer. For purposes of this subsection, "Change in Control of Employer" shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of Employer's common stock in a single transaction or a series of transactions (hereinafter referred to as a "50% Change in Control");
         (ii) a merger or other form of corporate reorganization resulting in an actual or DE FACTO 50% Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of Employer's Board of Directors (the "Board") during any two (2) consecutive year period after the date of this Agreement (the "Two-Year Period"). "Applicable Directors" shall mean those individuals who are members of the Board at the inception of the Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

If Employee desires to terminate this Agreement pursuant to this Section, Employee must, within ninety (90) days after the occurrence of events giving rise to the Good Reason, provide Employer with a written notice describing the Good Reason in reasonable detail. Such notice shall include the proposed termination date of this Agreement, which must be ninety (90) days from the date of the notice. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this
Section 4.7 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer's receipt of notice from Employee as contemplated by this Section 4.7. If (i) Employee terminates this Agreement pursuant to this Section 4.7, or (ii) Employer terminates this Agreement for any reason within twenty-four (24) months after a Change in Control of Employer, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.7 hereof, but shall not be entitled to compensation under any other subsection of Section 5 hereof.

         5. COMPENSATION AND BENEFITS UPON TERMINATION.

                  5.1. CAUSE. If Employee's employment is terminated for Cause, Employer shall pay Employee's Base Salary through the termination date specified in Section 4.1 at the rate in effect at the termination date. In addition, if Employee's employment is terminated pursuant to Section 4.1(c), Employer shall continue Base Salary payments to Employee for a period of twelve (12) months after the termination date. Upon payment of such amounts, plus any amounts as may be due



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under Section 5.9 below, Employer shall have no further obligation to Employee under this Agreement.

                  5.2. DISABILITY. In the event of Employee's Disability, Employee shall continue to receive Employee's Base Salary for the first ninety
(90) days of Disability. Thereafter, payments, if any, shall be administered pursuant to Employer's sponsored long-term disability policy. If Employee's employment is terminated pursuant to Section 4.2 in connection with Employee's Disability, Employee shall receive any amounts payable under Section 5.9 hereof; and, Employee shall also receive fifty percent (50%) of Employee's annual Base Salary at the rate in effect at the termination date, payable in six (6) equal monthly installments after the termination date, plus a bonus calculated in accordance with Section 5.10 hereof. The six (6) month period after the termination date during which Employee may continue to receive Base Salary payments pursuant to this Section 5.2 shall be referred to as the "Severance Period" for purposes of this Agreement.

                  5.3. DEATH. Upon Employee's death during the Employment Period, Employer shall pay to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee's estate any unpaid amounts of Base Salary to the date of Employee's death, plus any amounts as may be due under Sections 5.9 and 5.10 below. Any payments Employee's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension plan, employee welfare benefit plan, life insurance policy, or similar plan or policy then maintained by Employer shall be determined and paid in accordance with the written instruments governing the respective plans and policies. In the event of Employee's death during the Employment Period, Employer shall notify Employee's designee or estate of the stock awards held by Employee and the procedures pursuant to which all vested stock options may be exercised and other stock awards may be realized under the terms applicable to such awards.

                  5.4. TERMINATION BY EMPLOYER WITHOUT CAUSE. If Employer terminates Employee's employment in accordance with Section 4.4, then (i) Employer shall pay Employee's Base Salary through the termination date specified in Section 4.4 at the rate in effect at such termination date, plus any amount due under Section 5.9 hereof; and (ii) Employer shall (a) continue to pay Employee's monthly Base Salary for a period of twenty-four (24) months after the termination date, and (b) on the first (1st) and second (2nd) anniversaries of the termination date, pay Employee an amount equal to the lesser of Employee's Average Annual Performance Bonus (as defined below) or Employee's bonus for the year immediately preceding Employee's termination, and (c) pay Employee a bonus calculated in accordance with Section 5.10 hereof. The twenty-four (24) month period after the termination date during which Employee may continue to receive Base Salary payments pursuant to this Section 5.4 shall be referred to as the "Severance Period" for purposes of this Agreement. For purposes of this Agreement, "Average Annual Performance Bonus" shall be equal to the Employee's then applicable Base Salary multiplied by a percentage obtained by averaging the quotients of the Performance Bonus paid to Employee for the three (3) full calendar years prior to the termination date divided by the Employee's Base Salary in effect for the calendar year for which the Performance Bonus relates.



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                  5.5. TERMINATION BY EMPLOYEE DUE TO POOR HEALTH. If Employee
terminates this Agreement pursuant to Section 4.5 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in
Section 4.5, plus any disability payments otherwise payable by or pursuant to plans provided by Employer, plus any amounts as may be due under Section 5.9 hereof. Employer shall also pay Employee a bonus calculated in accordance with
Section 5.10 hereof.

                  5.6. TERMINATION BY EMPLOYEE. If this Agreement terminates pursuant to Section 4.6 hereof, Employer shall pay to Employee any unpaid amounts of Base Salary to the termination date specified in Section 4.6, plus any amounts as may be due under Section 5.9 below. In the event that the termination date specified by Employer is less than ninety (90) days after the date of Employer's receipt of notice as contemplated by Section 4.6, then Employer shall continue Employee's Base Salary for a period of days equal to ninety (90) minus the number of days from Employee's notice to the termination date.

                  In addition, if Employee gives Employer sufficient notice in accordance with Section 4.6 and executes a general release of Employer that is satisfactory to Employer, Employer shall pay Employee a bonus calculated in accordance with Section 5.10 hereof.

                  5.7. TERMINATION BY EMPLOYEE FOR GOOD REASON. If this Agreement is terminated in accordance with Section 4.7, then (i) Employer shall pay Employee's Base Salary through the termination date specified in Section 4.7 at the rate in effect at such termination date, plus any amounts as may be due under Section 5.9 hereof; and (ii) Employer shall (a) continue to pay Employee's monthly Base Salary for a period of twenty-four (24) months after the termination date; (b) on the first (1st) and second (2nd) anniversaries of the termination date, pay Employee an amount equal to the lesser of Employee's Average Annual Performance Bonus or Employee's bonus for the year immediately preceding Employee's termination; PROVIDED, HOWEVER, that if this Agreement is terminated in connection with a Change in Control of Employer, then Employer shall make such Performance Bonus payments due to Employee under this Agreement in a lump sum within ninety (90) days after termination of this Agreement; and
(c) pay Employee a bonus calculated in accordance with Section 5.10 hereof. The twenty-four (24) month period after the termination date during which Employee continues to receive Base Salary payments pursuant to this Section 5.7 shall be referred to as the "Severance Period" for purposes of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated in connection with a Change in Control of Employer, the payments to Employee under this Section shall be subject to the provisions of Section 5.8 below.

                  5.8. PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL OF EMPLOYER. In the event it shall be determined that any payment, distribution or other action by Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under Section 5.7) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Employer shall make a payment to the



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Employee (a "Gross-Up Payment") in an amount such that after payment by the
Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (a) Subject to the provisions of paragraph (b) of this Section, all determinations required to be made under this Section 5.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a "Big Four" accounting firm (the "Accounting Firm") selected by the Chief Executive Officer; PROVIDED, that if the Gross-Up Payment relates to the termination of the Chief Executive Officer's employment with Employer, then the Accounting Firm shall be selected by the Chief Financial Officer; and PROVIDED, FURTHER that the Accounting Firm shall not also be Employer's independent auditor. The Accounting Firm shall provide detailed supporting calculations both to Employer and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 5.8, shall be paid by Employer to the Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that may not have been made by Employer should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 5.8 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of the Employee.

                  (b) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day



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         period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the Employee in writing prior to the expiration of such period that it desires in good faith to contest such claim, the Employee shall:

                           (i) give Employer any information reasonably
                  requested by Employer relating to such claim;

                           (ii) take such action in connection with contesting
                  such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                           (iii) cooperate with Employer in good faith in order
                  effectively to contest such claim; and

                           (iv) permit Employer to participate in any
                  proceedings relating to such claim;

         PROVIDED, HOWEVER, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.8(b), Employer shall control all proceedings taken in connection with such contest and, after making a determination in good faith, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall reasonably determine; PROVIDED, HOWEVER, that if Employer directs the Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and FURTHER PROVIDED that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (c) If, after the receipt by the Employee of an amount advanced by Employer pursuant to Section 5.8(b), the Employee becomes entitled to receive any refund with respect



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

         to such claim, the Employee shall (subject to Employer's complying with the requirements of Section 5.8(b)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by Employer pursuant to Section 5.8(b), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  5.9. EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement for reasonable business expenses incurred prior to the termination date, subject, however to the provisions of Section 3.1.

                  5.10. PERFORMANCE BONUS. In the situations described in Sections 5.2, 5.3, 5.4, 5.5, 5.6, and 5.7, upon termination of this Agreement Employee may be paid a bonus with respect to Employer's fiscal year in which the termination date occurs, equal to the Performance Bonus that would have been payable to Employee for the fiscal year if Employee's employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty-five (365). Any amount paid under this Section 5.10 shall be paid to Employee when Employer pays performance bonuses to its eligible employees, which may be in the calendar year following the termination date of this Agreement.

                  5.11. EMPLOYMENT TRANSITION AND SEVERANCE AGREEMENT. If Employer so requests within five business days following a termination of this Agreement pursuant to Section 4.2, 4.4, 4.5, or 4.7, Employee shall continue to be employed by Employer on a part time basis for a period (the "Transition Period") to be determined by Employer that shall not exceed ninety (90) days, unless extended by mutual agreement. During the Transition Period, the Employee shall perform (to the extent reasonably capable in the case of a termination pursuant to Section 4.5 or Section 4.7) such services as may reasonably be required for the transition to others of matters previously within Employee's responsibilities. Unless otherwise mutually agreed, Employee will not be required to serve more than five (5) days per month during the Transition Period. For services during the Transition Period, Employee shall be compensated at a daily rate equal to his Base Salary immediately preceding the termination of this Agreement divided by 365. In addition, if Employee fully satisfies his obligations during the Transition Period and fully complies with all provisions of Section 8 of this Agreement, all stock options, restricted stock and other incentive compensation awards granted to Employee by Employer prior to termination of this Agreement shall continue to vest.

                  5.12. CONTINUATION OF BENEFIT PLANS. Employee shall be entitled to continuation of health, medical, hospitalization and other similar health insurance programs as if Employee were still an employee of Employer during any Severance Period and, in all cases, as provided by any applicable law. In addition, if (i) Employee has been an employee of Employer for at least five (5) years, (ii) this Agreement is terminated (a) by Employer pursuant to
Section 4.2 or 4.4, (b) pursuant to Section 4.3, or (c) by Employee pursuant to Sections 4.5, 4.6 (provided that such termination is after December 31, 2005), or 4.7, and (iii) Employee does not breach Section
5.11 of this Agreement, then Employee and Employee's dependents will be entitled to continue to participate in Employer's group health and welfare benefit plans (as such plans are in effect at such time) for a period of five (5) years following the termination date (or the last day of the Transition Period if Employee's employment is continued pursuant to Section 5.11 of this Agreement) at the same cost to Employee (or Employee's family in the case of Employee's death) as such benefits are provided to other similarly situated active employees of Employer.

                  5.13. VESTING OF INCENTIVE AWARDS UPON A CHANGE IN CONTROL OF EMPLOYER. Notwithstanding any contrary provision in this Agreement or any Stock Option or Incentive Compensation Plan then maintained by Employer, in the event of a Change in Control of Employer, all unvested stock options, stock appreciation rights, restricted stock and other incentive compensation awards held by Employee shall automatically vest and, in the case of stock options, become immediately exercisable.

                  5.14. PERIOD FOR EXERCISING STOCK OPTIONS AFTER TERMINATION. Except as to incentive stock options granted in accordance with Section 422 of the Internal Revenue Code, Employee shall be allowed a period of twelve (12) months after termination of this Agreement for any reason during which to exercise any vested options to purchase Employer's common stock or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted or made under Employer's 2004 Incentive Compensation Plan and/or any other similar plan adopted by Employer that provides for the issuance of stock options, restricted stock and other awards to its employees. In all other respects, the terms of the 2004 Incentive Compensation Plan or such other plan then in effect shall control the terms and conditions of any awards made pursuant thereto.

         6. SUCCESSORS; BINDING AGREEMENT.

                  6.1. SUCCESSORS. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer's voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, "Employer" shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section shall not limit Employee's ability to terminate this Agreement in the circumstances described in Section
4.7 in the event of a Change in Control of Employer.

                  6.2. BENEFIT. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee's devisee, legatee, or other designee or, if there is no such designee, Employee's estate.

         7. CONFLICTS WITH PRIOR EMPLOYMENT CONTRACT. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

         8. RESTRICTIVE COVENANTS; CONFIDENTIAL INFORMATION; WORK PRODUCT; INJUNCTIVE RELIEF.

                  8.1. NO MATERIAL COMPETITION. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (i) the use and disclosure of the Confidential Information as described in Section 8.4; and (ii) the professional development activities described in Section 1.2. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

                   Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, EMPLOYEE SHALL NOT, at any time during the Restricted Period (as defined below) for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever, if such entity or its affiliates is engaged in, directly or indirectly, "Employer's Business," as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee's responsibilities will include matters affecting the businesses of Employer listed on Exhibit A.

                  For purposes of this Section 8, the "Restricted Period" shall mean the Employment Period plus (i) twelve (12) months in the event this Agreement is terminated pursuant to Sections 4.1(a), 4.1(b) or 4.1(d), (ii) eighteen (18) months in the event this Agreement is terminated pursuant to
Section 4.1(c), (iii) thirty (30) months in the event this Agreement is terminated pursuant to Section 4.4 or 4.7, or (iv) twenty-four (24) months in the event this Agreement is terminated for any other reason.

                  8.2. NO HIRE. Employee further agrees that EMPLOYEE SHALL NOT, at any time during the Restricted Period, for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, employ, or knowingly permit any company or business directly or indirectly controlled by Employee to employ or otherwise engage (a) any person who is a then current employee or independent contractor of Employer or one of its affiliates, or (b) any person who was an employee or independent contractor of Employer or one of its affiliates in the prior six (6) month period, or in any manner seek to induce such persons to leave his or her employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee). Notwithstanding the foregoing, it shall not be a violation of this Section for Employee to participate in any capacity in a business venture after termination of this Agreement with a current or former employee or independent contractor of Employer or its affiliates if (i) Employee's participation in such business venture does not violate Section 8.1, (ii) Employee and such individual were actively pursuing such business venture for a period of at least six (6) months while both were employed or otherwise engaged by Employer, and (iii) a period of at least one
(1) year has elapsed since the termination of Employee's employment.

                  8.3. NON-SOLICITATION. Employee further agrees that EMPLOYEE SHALL NOT, at any time during the Restricted Period, for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, solicit or accept business from or take any action that would interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates, or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee's termination (including potential acquisition targets).

                  8.4. CONFIDENTIAL INFORMATION. At all times during the term of this Agreement, Employer shall provide Employee with access to "Confidential Information." As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer's medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between the Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines;
(e) the referral sources of Employer; and (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer's business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

                  Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee's knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, PROVIDED, in each case, that the Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions.

                  Employee agrees that, except as required in the performance of Employee's duties as an employee of Employer, Employee will not at any time, whether during or subsequent to the term of Employee's employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. The parties agree that any breach by Employee of any term of this Section is a material breach of this Agreement and shall constitute "cause" for the termination of Employee's employment hereunder. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding.

                  All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer's sole property (collectively "Employer Property"). Upon termination or expiration of this Agreement, or earlier upon Employer's request, Employee shall promptly deliver to Employer all Employer Property, retaining none.

                  8.5. OWNERSHIP OF WORK PRODUCT. Employee agrees and acknowledges that all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer's Business (collectively, the "Work Product") shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer, Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefore, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer's successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.

                  8.6. CLEARANCE PROCEDURE FOR PROPRIETARY RIGHTS NOT CLAIMED BY EMPLOYER. In the event that Employee wishes to create or develop, OTHER THAN on Employer's time or using Employer's resources, anything that may be considered Work Product but of which Employee believes Employee should be entitled to the personal benefit, Employee agrees to follow the clearance procedure set forth in this Section 8.6. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer's Business so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.

                  8.7. NON-DISPARAGEMENT. Employer agrees that for a period of ten (10) years after the termination of this Agreement, Employer shall not disparage Employee or otherwise impugn Employee's name or reputation. Employee agrees that for a period of ten (10) years after the termination of this Agreement, Employee shall not (i) disparage Employer or any of Employer's affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer's affiliates); (ii) impugn in any manner the name or reputation of Employer or any of Employer's affiliates (including any present, future or former agent, attorney, employee, officer or director of Employer or any of Employer's affiliates); or (iii) speak or write anything disparaging or critical of Employee's work conditions or the circumstances of the termination of Employee's employment with Employer.

                  8.8. REVIEW BY EMPLOYEE. EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE TERMS AND PROVISIONS OF THIS SECTION 8, AND HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH IN THIS SECTION 8 ARE FAIR AND REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF EMPLOYER. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 8 shall be held to be invalid, overbroad, or unenforceable by an arbitration panel or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitration panel or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitration panel or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.

                  8.9. SURVIVAL AND TERMINATION OF PAYMENTS AND BENEFITS. The provisions of this Section 8 shall survive the termination of this Agreement and Employee's employment with Employer. If Employee fails to comply fully with any provision of this Section 8, Employee shall not be entitled to receive any further payments or benefits of any kind under Section 5 of this Agreement (other than Base Salary through date of termination and any amounts due under Section 5.9 hereof) and Employer shall have the right to terminate without advance notice any and all other future payments and benefits of every kind that otherwise would be due Employee under Section 5 of this Agreement. The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

         9. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof shall be finally determined by binding arbitration before a three member panel, consisting of one member selected by each party hereto, with the third member selected by the first two arbitrators. Each party hereto shall bear the costs of its own nominee, and shall share equally the cost of the third arbitrator and the parties agree that the costs of arbitration shall not be subject to reapportionment by the arbitration panel. The arbitration proceedings shall be held in Sunrise, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the American Health Lawyer's Association Dispute Resolution Service, Rules of Procedure for Arbitration. Judgment on the award rendered by the arbitration panel may be entered and enforced by any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if the Employer shall require immediate injunctive relief, then the Employer shall be entitled to seek such relief in any court having jurisdiction, and if the Employer elects to do so, the Employee hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee hereby waives and agrees not to assert, to the fullest extent permitted by applicable law, any claim that (i) Employee is not subject to the jurisdiction of such courts, (ii) Employee is immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. Any such arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

         11. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to Employer:                    If to Employee:

           Pediatrix Medical Group, Inc.      Mr. Joseph M. Calabro
           1301 Concord Terrace               c/o Pediatrix Medical Group, Inc.
           Sunrise, FL 33323                  1301 Concord Terrace
           Attention: General Counsel         Sunrise, FL 33323

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

         12. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer.

         13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or Sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.

         14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         15. DAMAGES. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement. In the event of any controversy or claim arising out of or relating to this Agreement, each party will bear its own costs for court and attorneys' fees.

         16. NO THIRD PARTY BENEFICIARY. Except as provided in Section 8.9, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee's heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other agreement between Employer and Employee.

         17. HEADINGS. The section headings in this Agreement are solely for convenience of reference and form no part of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYER:                                    EMPLOYEE:

PEDIATRIX MEDICAL GROUP, INC.



By: /s/ Roger J. Medel, M.D.                 /s/ Joseph M. Calabro
    --------------------------------         -----------------------------------
    Roger J. Medel, M.D.                     Joseph M. Calabro
    Chief Executive Officer

                                    EXHIBIT A

                              BUSINESS OF EMPLOYER

         As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as "Employer's Business"):

                  (1) Neonatology, including hospital well baby care;

                  (2) Maternal-Fetal Medicine, including general obstetrics services;

                  (3) Pediatric Cardiology;

                  (4) Pediatric Intensive Care, including Pediatric Hospitalist Care; and

                  (5) Newborn metabolic and hearing screening services.

         References to Employer's Business in this Agreement shall include such other medical service lines, practice management services and other businesses entered into by Employer after the date hereof but during the term of this Agreement; PROVIDED, that to be considered a part of Employer's Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination date of this Agreement. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer's subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes.

         Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer's Business.

         A. PRACTICE MANAGEMENT SERVICES. Employer acknowledges that, as of the date hereof, Employer's Business relates to the delivery of both professional and practice management services in the forgoing practice areas. Therefore, as of the date hereof, Employer acknowledges that it would not be a violation of
Section 8.1 of the Agreement for Employee to provide services to a practice management company (such as a billing company or management services organization (MSO)) if such practice management company is not owned by, affiliated with (as defined under Rule 144 of the Securities Act of 1933, as amended) or under common control with a health care provider that provides services in the medical services areas included in Employer's Business. Subject to paragraph C below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into a business that involves the delivery of practice management services to unrelated third parties.

         B. HOSPITAL SERVICES. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer's Business where such hospitals, hospital systems or universities provide some or all of the medical services included in Employer's Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee's ability to work for a hospital, hospital system or university after termination of this Agreement.
Section 8.1 shall not be deemed to restrict Employee's ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer's Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer's Business, Employee may work for such hospital, hospital system or university if Employee has no direct supervisory responsibility for or involvement in the hospital's, hospital system's or university's medical services that are Employer's Business. Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer's Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph C below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or health system.

         C. DEMINIMUS EXCEPTION. Employer agrees that a medical service line (other than those listed in items 1 through 5 above), practice management service or other business entered into by Employer shall not be considered to be a part of Employer's Business if such medical service line, practice management service or other business constitutes less than Fifteen Million Dollars ($15,000,000) of Employer's annual revenues.

         D. CERTAIN OWNERSHIP INTERESTS. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, one percent (1%) or less of a publicly-traded entity; or (ii) own, directly or indirectly, less than five percent (5%) of a privately-held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business.



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